UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): December 18, 2012 (December 11, 2012)

CHINA VALVES TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-34542	86-0891931
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation or organization)

21F Kineer Plaza
226 Jinshui Road
Zhengzhou, Henan Province
People’s Republic of China 450008
People’s Republic of China
(Address of principal executive offices)

(86) 371-8612-7222
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On August 30, 2012, Mr. Peter Li and Mr. William Haus announced their resignations as directors of China Valves Technology, Inc. (the “Company”), effective immediately. Messrs. Li and Haus did not resign for reasons involving a disagreement with the Company or its management, or because of any matter relating to the Company’s operations, policies, or practices.

On December 14, 2012, the board of directors of the Company (the “Board”) ratified Zhaonian Du as director of the Company to fill one of the vacancies created by Messrs. Li and Haus’ resignations. The Board has also determined that Professor Du is an “independent director” as defined by Rule 4200(a)(15) of the Marketplace Rules of The Nasdaq Stock Market, Inc.

On December 11, 2012, the Company entered into an Independent Director Agreement and Indemnification Agreement with Professor Du. The Independent Director Agreement is effective as of December 11, 2012 for a term of three years. The term may be extended for an additional three years upon the consent of both the Company and Professor Du. Under the terms of the Independent Director Agreement, the Company agreed to pay Professor Du an annual fee of RMB 120,000 (approximately $19,206), as compensation for the services to be provided by him as a director of the Company. Under the terms of the Indemnification Agreement, the Company agreed to indemnify Professor Du against expenses, judgments, fines, penalties or other amounts actually and reasonably incurred by him in connection with any proceeding if he acted in good faith and in the best interests of the Company.

Also on December 11, 2012, the Company and Professor Du entered into a confidentiality agreement to ensure that Professor Du will keep the Company’s information confidential from third parties.

The foregoing summary of the material terms and conditions of the Independent Director Agreement and Indemnification Agreement and the Confidentiality Agreement does not purport to be complete and is qualified in its entirety by reference to the English Version of Independent Director Agreement and Indemnification Agreement and the Confidentiality Agreement attached to this report as Exhibits 10.1 and 10.2 .

Zhaonian Du. Professor Du has been working as a professor and a doctoral advisor at the Petroleum Cheminstry and Chemical Engineering College of Lanzhou University of Science and Technology (the “University”) since 1993. Professor Du has over half a century of experience in teaching and research in the field of chemical machinery and fluid machinery. He has served as a member of Professor Advisory Committee, Academic Committee and Teaching Advisory Committee of the University, Consultant of Gansu Province People’s Government, Chairman of the University Branch of Jiusan Association, Assistant Secretary General of China Fluid Equipment Branch Association under China Mechanical Engineering Society, Member of Valves and Pipes Expert Committee, Director of Valves Branch Association under China General Machinery Industry Association, Member of National Valves Standard Committee of State Bureau of Technical Supervision and Member of Valves Expert Committee of Plumbing Facilities Branch Committee under China Construction Metal Structure Association.

As a professor, Professor Du has been active in teaching college students and graduate students. He was awarded “Well-Known Professor” in 2003. As a scholar, Professor Du was involved as editor-in-chief or editor for major reference books such as “Mechanical Engineering Handbook,” “Valve Design Handbook” and “Practical Valve Design Handbook.” The books won National Science Conference award and National Excellent Science and Technology book award. As a researcher, Professor Du led the research and development of several major valve related technologies. The results of the research have been commercialized with good economic and social return. One of the technologies has been well developed and is part of the National Standard Series.

No family relationship exists between Professor Du and any directors or executive officers of the Company. In addition, there has been no transaction, nor is there any currently proposed transaction between Professor Du and the Company that would require disclosure under Item 404(a) of Regulation S-K.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

Exhibit No.	Description
10.1	Independent Director Agreement and Indemnification Agreement, dated as of December 11, 2012, by and between China Valves Technology, Inc. and Zhaonian Du.
10.2	Confidentiality Agreement, dated as of December 11, 2012, by and between China Valves Technology, Inc. and Zhaonian Du.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

China Valves Technology, Inc.

Date: December 18, 2012

/s/ Jianbao Wang
Jianbao Wang
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Independent Director Agreement and Indemnification Agreement, dated as of December 11, 2012, by and between China Valves Technology, Inc. and Zhaonian Du.
10.2	Confidentiality Agreement, dated as of December 11, 2012, by and between China Valves Technology, Inc. and Zhaonian Du.